Exhibit 99.1

Media Contact: William H. Galligan                  Phone: 816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports Best Ever Quarterly Revenues and Record First Quarter Carloads, Operating Income and Operating Ratio

First Quarter 2012 Results

•	All-time record quarterly revenues of $548 million, an increase of 12% over first quarter 2011 on a 7% increase in carloads.

•	Operating income of $158 million, 23% higher than a year ago.

•	Operating ratio of 71.2%, a 2.6 point improvement over first quarter 2011 and a 0.4 point sequential improvement over fourth quarter 2011.

•	Diluted earnings per share of $0.68 compared with diluted earnings per share of $0.58 in first quarter 2011. Adjusted diluted earnings per share of $0.75 for first quarter 2012.

Kansas City, MO, April 24, 2012. Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported record first quarter 2012 revenues of $548 million. Overall, carload volumes were 7% higher than in first quarter 2011.

First quarter revenue growth compared to 2011 was led by a 26% increase in Intermodal and a 21% increase in Automotive revenues. Revenues from Industrial and Consumer Products and Agriculture and Minerals were also strong with growth of 17% and 14%, respectively, over 2011. Chemical & Petroleum revenue grew 6% in the first quarter.

Starting in the first quarter 2012, KCS has expanded the Coal business unit to better reflect the Company's diversified opportunities in the energy sector. The expanded business unit has been renamed Energy and along with coal and petroleum coke, it includes crude oil, frac sand and other new energy markets. Energy revenue declined by 1% compared to 2011, primarily caused by a 10% decrease in utility coal. Coal and petroleum coke declined by 7% in the first quarter. Partially offsetting these declines were increases in revenue from crude oil and frac sand compared to first quarter 2011.

Operating income for the first quarter of 2012 was $158 million compared with $128 million a year ago, a 23% increase. KCS reported a first quarter 2012 operating ratio of 71.2%, a 2.6 point improvement from first quarter 2011. Operating expenses in the first quarter were $390 million compared with $361 million in the corresponding 2011 period.

Reported net income in the first quarter of 2012 totaled $75 million, or $0.68 per diluted share, compared with $64 million, or $0.58 per diluted share, in the first quarter of 2011. Excluding debt retirement costs, adjusted diluted earnings per share for first quarter 2012 was $0.75.

“We are encouraged by the overall strength of our first quarter 2012 results,” stated KCS's president and chief executive officer David L. Starling. “The Company attained record first quarter volumes, revenues and operating ratio. The first quarter is typically the most challenging in terms of operations and volumes. For us to have an operating ratio of 71.2% in the quarter is a good start to the year.

“Already in 2012, we can point to a number of developments illustrative of our strengthening financial status. Reacting opportunistically to an attractive interest rate environment, we entered into a $275 million bank term loan arrangement, which carries a LIBOR plus 125 basis point interest rate. The Company is using the proceeds of this term loan arrangement to redeem its 8% Senior Notes, tendering $175 million of the Senior Notes during the first quarter, with the remaining $100 million expected to be called in the second quarter of 2012.

“Also during the first quarter, Standard & Poor's upgraded its rating of KCS to BB+. This rating is only one notch below investment grade. The Company remains steadfast in its commitment to achieve investment grade status.

“Perhaps most reflective of our improved revenues, operating results and financial position is the announcement that we will pay a quarterly cash dividend on common stock beginning in the second quarter of 2012. While KCS remains, first and foremost, a company with significant long-term growth opportunities, our improved balance sheet and consistently strengthening operations and financials allow us to begin paying a dividend to our stockholders.”

GAAP RECONCILIATION

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	Three Months Ended March 31,
	2012	2011
Diluted earnings per share	$0.68	$0.58
Adjustment for debt retirement costs	0.07	—
Adjusted diluted earnings per share (a)	$0.75	$0.58

(a) The Company believes adjusted diluted earnings per share is meaningful as it allows investors to evaluate the Company's performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of the Company.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The words “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based upon information currently available to management and management's perception thereof as of the date of this news release. Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and consume rail freight; revocation of the rail concession of KCS's subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination, or failure to renew, agreements with customers, other railroads and third parties; interest rates; access to capital; disruptions to KCS's technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; credit risk of customers and counterparties and their failure to meet their financial obligations; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents along KCS's rail network, facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; loss of key personnel; labor difficulties, including strikes and work stoppages; insufficiency of insurance to cover lost revenue, profits or other damages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic conditions; political and economic conditions in Mexico and the level of trade between the United States and Mexico; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business. More detailed information about these factors may be found in filings by KCS with the Securities and Exchange Commission, including KCS's Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 1-4717) and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements in this news release to reflect future events or developments.

Kansas City Southern
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2012	2011
Revenues	$547.5	$488.6
Operating expenses:
Compensation and benefits	109.3	100.4
Purchased services	54.4	48.1
Fuel	88.3	79.5
Equipment costs	38.3	41.4
Depreciation and amortization	48.4	45.7
Materials and other	51.0	45.7
Total operating expenses	389.7	360.8
Operating income	157.8	127.8
Equity in net earnings of unconsolidated affiliates	5.8	3.6
Interest expense	(27.2)	(33.1)
Debt retirement costs	(12.9)	—
Foreign exchange gain (loss)	3.9	(0.1)
Other income, net	0.1	1.7
Income before income taxes	127.5	99.9
Income tax expense	52.2	35.8
Net income	75.3	64.1
Less: Net income attributable to noncontrolling interest	0.3	0.1
Net income attributable to Kansas City Southern and subsidiaries	75.0	64.0
Preferred stock dividends	0.1	1.4
Net income available to common stockholders	$74.9	$62.6

Earnings per share:
Basic earnings per share	$0.68	$0.60
Diluted earnings per share	$0.68	$0.58

Average shares outstanding (in thousands):
Basic	109,622	104,269
Potentially dilutive common shares	374	5,482
Diluted	109,996	109,751

Cash dividends declared per common share	$0.195	$—

Kansas City Southern
Revenue & Carloads/Units by Commodity - First Quarter 2012 and 2011

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	First Quarter		%	First Quarter		%	First Quarter		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change

Chemical & Petroleum
Chemicals	$50.0	$46.3	8%	28.3	28.7	(1%)	$1,767	$1,613	10%
Petroleum	26.2	27.4	(4%)	16.9	18.3	(8%)	1,550	1,497	4%
Plastics	25.7	22.6	14%	16.3	15.6	4%	1,577	1,449	9%
Total	101.9	96.3	6%	61.5	62.6	(2%)	1,657	1,538	8%

Industrial & Consumer Products
Forest Products	64.9	55.1	18%	34.0	32.7	4%	1,909	1,685	13%
Metals & Scrap	57.7	45.2	28%	33.1	29.0	14%	1,743	1,559	12%
Other	16.0	18.2	(12%)	18.0	20.4	(12%)	889	892	—
Total	138.6	118.5	17%	85.1	82.1	4%	1,629	1,443	13%

Agriculture & Minerals
Grain	63.3	50.3	26%	35.7	30.9	16%	1,773	1,628	9%
Food Products	35.4	34.6	2%	15.7	17.2	(9%)	2,255	2,012	12%
Ores & Minerals	6.4	7.7	(17%)	5.9	7.9	(25%)	1,085	975	11%
Stone, Clay & Glass	6.8	5.8	17%	3.4	3.2	6%	2,000	1,813	10%
Total	111.9	98.4	14%	60.7	59.2	3%	1,843	1,662	11%

Energy (i)
Utility Coal	50.2	55.9	(10%)	52.0	58.6	(11%)	965	954	1%
Coal & Petroleum Coke	8.1	8.7	(7%)	10.5	10.1	4%	771	861	(10%)
Frac Sand	11.4	6.7	70%	6.4	5.1	25%	1,781	1,314	36%
Crude Oil	1.3	0.6	117%	0.8	0.4	100%	1,625	1,500	8%
Total	71.0	71.9	(1%)	69.7	74.2	(6%)	1,019	969	5%

Intermodal	68.1	54.2	26%	208.1	175.9	18%	327	308	6%

Automotive	37.5	31.1	21%	23.0	20.1	14%	1,630	1,547	5%

TOTAL FOR COMMODITY GROUPS	529.0	470.4	12%	508.1	474.1	7%	$1,041	$992	5%

Other Revenue	18.5	18.2	2%

TOTAL	$547.5	$488.6	12%

(i) Effective January 1, 2012, the Company established the Energy commodity group, which includes the previous Coal commodity group and certain amounts previously included within the Agriculture & Minerals and Chemicals & Petroleum commodity groups. Prior period amounts have been reclassified to conform to the current year presentation.